EXHIBIT 10.7

March 9, 2009
AMENDMENT NO. 3
TO THE CREDIT FACILITY AGREEMENT
DATED MARCH 14, 2008
(AS AMENDED BY AMENDMENT NO. 1 DATED AUGUST 14, 2008
AND BY AMENDMENT NO. 2 DATED OCTOBER 30 OCTOBRE 2008)
by and among
BNP PARIBAS
CRÉDIT LYONNAIS
SOCIÉTÉ GÉNÉRALE
as Banks
and
BNP PARIBAS
as Security Agent (Agent des Sûretés)
and
SOCIÉTÉ GÉNÉRALE
as Credit Agent (Agent du Credit)
and
PILOT SAS
as Borrower
and
QUIKSILVER, INC.

11, boulevard de la Madeleine
75001 Paris

BETWEEN THE UNDERSIGNED:
(1)	BNP PARIBAS, a corporation (société anonyme) with share capital of 1,824,192,214 €, whose registered office is located 16, boulevard des Italiens, 75009 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 662 042 449,

(2)	CRÉDIT LYONNAIS, a corporation (société anonyme) with share capital of 1,847,857,783 €, whose registered office is located 18, rue de la République, 69002 Lyon and whose headquarters are located 19, boulevard des Italiens, 75002 Paris, incorporated with the Lyon Trade and Companies Register under the unique identification number 954 509 741,

(3)	SOCIÉTÉ GÉNÉRALE, a corporation (société anonyme) with share capital of 725,909,055, whose registered office is located 29, boulevard Haussmann, 75009 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 552 120 222,

(parties (1) to (3) above being collective designated as the “Banks”),

(4)	BNP PARIBAS, as designated above, in the capacity of Security Agent pursuant to the terms and conditions of the Credit Facility (Convention de Credit) (as defined below),

(5)	SOCIÉTÉ GÉNÉRALE, as designated above, in the capacity of Credit Agent pursuant to the terms and conditions of the Credit Facility,

(6)	PILOT SAS, simplified form joint stock company (société par actions simplifiée) with share capital of 124,813,632 €, whose registered office is located 26/28, rue Danielle Casanova, 75002 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 070 501 374 (hereinafter, the “Borrower” or “Pilot”),

(7)	QUIKSILVER, INC., a company incorporated in the State of Delaware, whose registered office is located 15202 Graham Street, Huntington Beach, California 92649, U.S.A. (hereinafter, “Quiksilver, Inc.”).
WHEREAS:
(A)	According to the terms and conditions of a facility agreement executed on March 14, 2008, as modified by an amendment dated August 14, 2008 (“AMENDMENT NO. 1”) and an amendment dated October 30, 2008 (“AMENDMENT NO. 2”) (this agreement, as modified, the “Credit Facility”), the Banks granted to the Borrower a renewable credit of a maximum principal amount of €70,000,000.

(B)	According to the terms and conditions of Amendment No. 2, the Banks extended the term of the Facility (as defined in the Credit Facility), reduced to a maximum principal amount of €55,000,000.

(C)	Pursuant to a letter dated March 9, 2009, the Borrower and Quiksilver, Inc. have requested the Banks to agree to grant an extension of the term of the Facility, until June 30, 2009.

(D)	The purpose of this Agreement is to define the terms and conditions of the extension of the Credit requested by the Borrower and Quiksilver, Inc. and to define in detail the covenants and obligations of the Borrower and of Quiksilver, Inc. in connection with such extension.
THE FOLLOWING HAS THEREFORE BEEN AGREED
ARTICLE 1 — DEFINITIONS AND INTERPRETATIONS
1.1.	Definitions

(a)	For the purposes of the Agreement, except where otherwise stipulated, the terms and expressions defined in the Preamble shall have the same meaning in the rest of the Agreement.

(b)	The terms and expressions used in the Agreement but not defined therein shall have the meaning ascribed to them in the Credit Facility.

(c)	The following terms and expressions used in the Agreement shall, unless a different interpretation is required by the context, have the following meaning:

“Agreement” means this amendment, the Preamble thereto and any potential amendments, which form an integral part thereof;

“Effective Date” means March 13, 2009, subject to all of the conditions precedent listed in Article 4 (Conditions Precedent) having been fulfilled, in accordance with the provisions of the said article, at that date;

“Signing Date” means the date of signature of this Agreement by the parties.

1.2.	Interpretations
For purposes of this Agreement, except where a different interpretation is required by the context:
(a)	Any reference, within the Agreement, to an “Article”, a “paragraph”, to the “Preamble” or to a “Schedule” must, except where otherwise stipulated or when a different interpretation is required by the context, be interpreted as being a reference to an article, a paragraph, a preamble or a schedule to the Agreement.

(b)	Any reference, within the Agreement, to a document, a contract, a treaty (including the Agreement) or a deed must be understood as being a reference to this document, this contract, this treaty or this deed, as potentially modified or completed in accordance with the terms and conditions of the Agreement and including, if applicable, any document, contract, treaty or deed that may be substituted thereto via novation.
ARTICLE 2 -MODIFICATION OF THE CREDIT FACILITY
2.1.	Modification of Article 1 of the Credit Facility

(a)	The parties to this Agreement agree that, as from the Effective Date, the definition of “Applicable Margin” shall be deleted and replaced by the following new definition:

““Applicable Margin” means the margin applicable to the Credit, equal to 2.8%.”

(b)	The parties to this Agreement agree that, as from the Effective Date, the definition of “Subsidiary” shall be deleted and replaced by the following new definition:

““Subsidiary” means any company controlled by another, directly or indirectly, as defined by Article L. 233-3 I and II of the [French] Commercial Code.”

(c)	The parties to this Agreement agree that, as from the Effective Date, the following definition is added immediately after the definition of “TARGET Day”:

““Extension Letter” means the letter dated 9 March 2009 addressed by the Borrower and Quiksilver, Inc. to the Credit Agent, whereby the Borrower and Quiksilver, Inc. have asked the Banks to extend the term of the Facility to 30 June 2009.”

(d)	The parties to this Agreement agree that, as from the Effective Date, the following definition shall be added immediately after the definition of “Interest Period”:

““Quiksilver, Inc.” means Quiksilver, Inc., a Delaware corporation with headquarters at 15202 Graham Street, Huntington Beach, California 92649, U.S.A.”

2.2.	Modification of Article 2 of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, subject to the fulfillment of all of the conditions precedent cited at Article 4 herein, Article 2 (Amount and Term) of the Credit Facility shall be deleted and replaced by the following new article:
“2. AMOUNT AND TERM
The Banks have made available to the Borrower, in accordance with the methods and conditions defined in the Agreement, a Facility of a maximum amount of EUR 70,000,000.00 (seventy million euros), as from March 14, 2008 and for a term of six months. Pursuant to Amendment No. 1 dated August 14, 2008, the Facility was extended until October 31, 2008
At the Borrower’s request, by October 15, 2008 at the latest, this Facility could be renewed once, by the unanimous decision of the Banks, up until March 14, 2009, date by which the capital and interest must have been fully reimbursed.
On October 9, 2008, the Borrower requested an extension of the term of the Facility.
By Amendment No. 2 dated October 30, 2008, the Banks acted unanimously to extend the aforementioned Facility, reduced to a maximum amount of 55,000,000 euros (fifty-five million euros) as from October 30, 2008 up until March 14, 2009.
On March 9, 2009, the Borrower requested an extension of the term of the Facility.
By a unanimous decision, the Banks extend the aforementioned Facility up until June 30, 2009, the amount in principal of the Facility remaining limited to 55,000,000 euros (fifty-five million euros).
Each Bank participates in the Facility at the level of the amounts indicated in Schedule 1.
Each Bank undertakes, individually and without joint liability with the other Banks, to participate in the Facility. The Banks cannot be held liable for any potential participation default and for the failure of one or several of the other Banks.”
2.3.	Modification of Article 7.2 (Effective Global Rate) of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, Article 7.2 (Effective Global Rate) of the Credit Facility shall be replaced by the following new article:
“7.2 Effective Global Rate
As the Facility generates interest at a floating rate, it is impossible to calculate an Effective Global Rate valid for the entire term of the Credit. However, the Credit Agent shall inform the Borrower, by way of an example, that in the event of the utilization of the maximum Facility amount as from the signature of the Agreement, and on the basis of all of the financial conditions described herein and of the most recent level of the EURIBOR 3-month rate published on 6 March 2009, i.e., 1.726% per annum increased by 2.8% per annum, the period rate on this basis for an Interest Period is 1.2459%. The Effective Global Rate, which is the annual rate in proportion to the period rate, therefore reaches 4.98% per annum.
2.4.	Modification of Article 8.2 (Mandatory Prepayment) of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, the following paragraph shall be added at the end of Article 8.2 (Mandatory Prepayment):
“In the event of the sale of one or more of the principal businesses or brands of the group of companies comprising of Quiksilver, Inc. and its Subsidiaries (the “Quiksilver Group”) (including the Quiksilver, Roxy or DC Shoes brands and/or businesses), and whatever form such sale may take, simultaneously with (i) the said sale (and without regard as to the provisions of the preceding paragraph) and (ii) the repayment of amounts due under the ABL Agreement (to the extent such amounts are due under the ABL Agreement upon the date of such sale and that the ABL lenders require such repayment on such date), the Borrower shall reimburse, and Quiksilver, Inc. shall procure that the Borrower reimburse, all of the Drawings and amounts owed to the Banks pursuant to the Facility.”
2.5.	Modification of Article 11.1 of the Credit Facility
The parties to this Agreement agree that, as from the Signing Date, the following provisions shall be added to the end of Article 11.1 (Positive covenants) of the Credit Facility:
“The Borrower undertakes (and Quiksilver, Inc. shall procure (within the meaning of Article 1120 of the [French] Civil Code) that the Borrower comply with such undertakings):
a)	To inform the Credit Agent in writing of any termination of any bank financing of any kind for the Borrower and its Subsidiaries immediately upon becoming aware thereof (including the factoring agreement executed by Na Pali and certain of its Subsidiaries with GE Factofrance and the lending listed in Schedule 6).

b)	To disclose immediately to the Credit Agent any material information relating to the sale of Rossignol carried out pursuant to the terms and conditions of the Stock Purchase Agreement dated November 12, 2008 executed notably by and between Quiksilver, Inc. and Macquarie Asset Finance Limited (including any material information in connection with any litigation or arbitration relating thereto) and to immediately forward to the Credit Agent any material information relating to the price adjustment (including in relation to the adjustment of the net working capital requirements) or to any claim under the representations and warranties made pursuant to the said sale of Rossignol.

c)	That the Borrower’s percentage holding in Na Pali be maintained at a level identical to that in existence as of January 1st, 2009.

d)	To provide to the Credit Agent, by March 30, 2009 at the latest, a consolidated business plan for the Borrower and Na Pali, including and excluding the DC Shoes business, reviewed by the management of the Borrower, of Na Pali and of Quiksilver, Inc. and by Ernst & Young.

e)	To provide to the Credit Agent, by March 30, 2009 at the latest, a copy certified exact by a legal representative of the Borrower of the minutes of the Borrower’s general shareholders’ meeting convened pursuant to the provisions of Article L. 225-248 of the [French] Commercial Code, rejecting the dissolution of the Borrower despite of the fact that its net assets are equal to less than one half of its share capital and approving the measures envisaged for the reconstitution of the Borrower’s net assets.
Quiksilver, Inc. undertakes:
f)	That the equity percentage holding (i) of Quiksilver, Inc. in QS Holdings Sàrl, (ii) of QS Holdings Sàrl in Quiksilver Europa and (iii) of Quiksilver Europa in the Borrower shall be maintained at a level identical to that in existence as of January 1st, 2009.

g)	In event of the sale of the any of the principal businesses or brands of the Quiksilver Group (including the Quiksilver, Roxy or DC Shoes businesses and/or brands), and whatever form such sale could take, simultaneously with the said sale to cause the repayment of (i) all amounts due under the ABL Agreement and (ii) the Credit Facility, and immediately after repayments (or simultaneously with such repayments if the proceeds from such sale are sufficient), (x) to replace Na Pali in the EUR 35,600,000 cash collateral granted by Na Pali to JP Morgan and dated December 9, 2008, or (y) to contribute an equivalent amount in capital to Quiksilver Europa (in the form of an increase in the share capital of QS Holdings Sàrl), and to cause Quiksilver Europa to replace Na Pali in the EUR 35,600,000 cash collateral granted by Na Pali to JP Morgan and dated December 9, 2008.”.

h)	To disclose immediately to the Credit Agent any material information relating to the sale of Rossignol carried out pursuant to the terms and conditions of the Stock Purchase Agreement dated November 12, 2008 executed notably by and between Quiksilver, Inc. and Macquarie Asset Finance Limited (including any material information in connection with any litigation or arbitration relating thereto) and to immediately forward to the Credit Agent any material information relating to the price adjustment (including in relation to the adjustment of the net working capital requirements) or to any claim under the representations and warranties made pursuant to the said sale of Rossignol.”

2.6.	Modification of Article 11.2 of the Credit Facility
The parties to this Agreement agree that, as from the Signing Date, Article 11.2 (Negative covenants) of the Credit Facility shall be deleted and replaced by the new Article 11.2 (Negative covenants) set forth in Schedule B.
2.7.	Modification of Article 12.1 (Prepayment Event) of the Credit Facility

(a)	The parties to this Agreement agree that, as from the Signing Date, paragraph (c) of Article 12.1 (Prepayment Event) of the Credit Facility shall be deleted and replaced by the following new paragraph:

“(c) Any one of the undertakings made by the Borrower and/or Quiksilver, Inc. in the Agreement (and notably, but not exclusively, those made at Article 12.1 is not complied with.”

(b)	The parties to this Agreement agree that, as from the Signing Date, the following paragraphs shall be added at the end of Article 12.1 (Prepayment Event) of the Credit Facility:

“(j) The tax consolidation of the group comprised of the Borrower (the Borrower being consolidation head) and certain French subsidiaries of the Borrower, as in existence as of 31 October 2008, is terminated for any reason whatsoever, or the conditions allowing such tax consolidation are no longer met.

(k) Any one of the credits listed in Schedule 6 is terminated, cancelled, annulled, declared payable, declared payable in advance and/or repaid in advance (including the repayment of any due debt prior to the expiry of any applicable legal deadline, but excluding voluntary repayments of amounts drawn under overdraft facilities (provided that the maximum amount authorized under such overdrafts shall have remained unchanged)).

(l) Any one of the credits granted pursuant to the agreement entitled “Amended and Restated Credit Agreement” dated June 3, 2005 (and as modified since then by successive riders) executed by and between Quiksilver, Inc., Quiksilver Americas, Inc., Bank of America, N.A., Union Bank of California, N.A., JP Morgan Chase Bank, N.A., JP Morgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Securities Inc. and various financial establishments in the capacity of lenders (the “ABL Agreement”) terminated, cancelled, annulled, declared payable, declared payable in advance and/or repaid in advance (including the repayment of any due debt prior to the expiry of any applicable legal deadline, but excluding repayments not involving a cancellation of the ABL arising from a change in utilizations of revolving facilities under such ABL Agreement).

(m) Any one of the undertakings made by the Borrower and/or by Quiksilver, Inc. pursuant to the Extension Letter and/or Amendment No. 3 to this Agreement dated March 9, 2009, is not complied with.”

2.8.	Modification of the Schedules to the Credit Facility
The parties to this Agreement agree that, as from the Signing Date, the schedules set forth in Schedule D shall be added after Schedule 5 of the Credit Facility.
ARTICLE 3 — ADHESION OF QUIKSILVER, INC.
In signing this Agreement, Quiksilver, Inc. agrees to become a party to the Credit Facility and to be bound by the terms and conditions of such agreement as if it had been a party thereto from its origins. Quiksilver, Inc. declares that it is bound with regard to each of the Banks by all of the obligations and undertakings placed upon it by the Credit Facility as modified by this Agreement.
ARTICLE 4 — CONDITIONS PRECEDENT
(a)	Subject to the provisions of paragraph (b) below, this Agreement shall become effective on March 13, 2009 on condition that, as of this date:
(i)	the Credit Agent has received all of the documents listed in Schedule C and has confirmed in writing (thereby acting on the instructions of all of the Banks) to the Borrower that such documents and certificates are satisfactory, both in form and in content;

(ii)	the Credit Agent has received payment, on behalf of the Banks, of (i) all of the amounts mentioned in paragraph (a) of Article 6 and (ii) amounts payable pursuant to paragraph (b) of Article 6 notified by the Credit Agent to the Borrower;

(iii)	the representations made by the Borrower at Article 10 of the Credit Facility are accurate;

(iv)	the Security mentioned at Article 4 of the Credit Facility remains valid and guarantees all of the amounts owed by the Borrower pursuant to the terms and conditions of the Credit Facility (as modified by this Agreement);

(v)	no Prepayment Event has occurred; and

(vi)	no Material Adverse Event has occurred.
(b)	In the event that the conditions precedent listed in paragraph (a) have not been fulfilled by March 13, 2009, this Agreement shall lapse and the parties shall be released from any obligation pursuant to this Agreement. As a result, all of the Drawings made on the Credit, both in their principal and in interest, shall be due and payable as of March 14, 2009.

ARTICLE 5 — INTERDEPENDANCE OF THE UNDERTAKINGS MADE BY EACH PARTY
(a)	The decisions and/or undertakings by each of the parties to this Agreement are made in consideration of the decisions and/or undertakings of the other parties, such interdependence of undertakings constituting an essential factor in the consent of each party, without which such party would not have taken part in the present.

(b)	In particular, the performance by each party of its undertakings and/or obligations as of the Effective Date is subject to the simultaneous performance of the respective undertakings and/or obligations of the other parties to be performed at the said date.
ARTICLE 6 — ARRANGEMENT FEE — ADVISORS’ FEES
(a)	The Borrower shall pay an arrangement fee to the Credit Agent (on behalf of the Banks) by March 13, 2009 at the latest, of an amount equal to 0.5% of the total amount of the outstanding Credit as of the Signing Date. The Credit Agent shall pay to each of the Banks its part of the said commission, in direct proportion to the participation of the said Bank in the Credit.

(b)	All expenses, costs and fees, notably attorneys’ fees and disbursements (up to a maximum amount agreed in a separate letter for attorneys’ fees) that will be incurred by the Banks in relation to the preparation and the execution of the Agreement, and in particular for the drawing up of deeds and documents that must be drawn up in application of the Agreement, shall be borne by Pilot, who agrees thereto.
ARTICLE 7 — MODIFICATIONS — AMENDMENTS
Any modification to this Agreement and to any other document related hereto must be the subject of a written agreement between the parties.
This Agreement, as from its Effective Date, shall have the value of an amendment to the Credit Facility. All other provisions of the Credit Facility not modified by this Agreement shall remain unchanged and shall retain their full and entire effectiveness. It is stipulated that this Agreement does not act as a novation to the Credit Facility and that the Surety shall retain its full and entire effectiveness.
ARTICLE 8 — PARTIAL INVALIDITY
In the event of a provision of this Agreement becoming null and void, unlawful or not liable to be enforced, in full or in part, such annulment or invalidity shall have no impact upon the other provisions of this Agreement. In this case, the parties must immediately and in so far as is possible replace the impacted stipulation with a similar provision that will comply as far as possible with the financial aim of the impacted stipulation, in accordance with the spirit of this Agreement.
ARTICLE 9 — APPLICABLE LEGAL REGIME
This Agreement shall be governed by and interpreted in accordance with French law.
ARTICLE 10 -COMPETENT JURISDICTION — DOMICILE
10.1.	Competent jurisdiction
The Borrower and Quiksilver, Inc. irrevocably accept that any dispute relating to the validity, interpretation or performance of this Agreement or arising therefrom shall be brought before the Paris Commercial Courts.
10.2.	Domicile
For the performance of the present and the consequences thereof, the parties designate domicile as follows:
(i)	for BNP Paribas, at Centre d’Affaires Sud Atlantique Entreprises, Les Bureaux de la Cité — 23 Parvis des Chartrons 33 000 Bordeaux;

(ii)	for Credit Lyonnais, at the Direction Entreprises Dauphiné Savoie located 1, rue Molière, 38000 Grenoble;

(iii)	for Société Générale, at its registered office as given hereinabove;

(iv)	for the Borrower, at its registered office as given hereinabove; and

(v)	for Quiksilver, Inc., at its registered office as given hereinabove.

Executed in Saint-Jean-de-Luz, on March 9, 2009
on seven (7) original copies

BNP PARIBAS as Bank	BNP PARIBAS as Security Agent

By:	By:

CRÉDIT LYONNAIS as Bank

By:

SOCIÉTÉ GÉNÉRALE as Bank	SOCIÉTÉ GÉNÉRALE as Credit Agent

By:	By:

PILOT SAS as Borrower

By:

QUIKSILVER, INC.

By:

Schedule B
Article 11.2 (Negative Covenants)
“11.2 Negative Covenants
(A)	The Borrower, for so long as it shall continue to be a debtor pursuant to the Agreement, undertakes (and procures (within the meaning of Article 1120 of the [French] Civil Code) that its Subsidiaries shall comply with those of the following undertakings that concern them (whereas Quiksilver, Inc. procures (within the meaning of Article 1120 of the [French] Civil Code) that the Borrower and each of its Subsidiaries comply with such undertakings)), except with the prior agreement of the Majority of the Banks:
a)	Not to modify, and to ensure that the Group members do not modify, the relevant corporate purpose, legal status or nature of commercial activities as in existence on the day of the signature of the Agreement.

b)	Not to carry out any Change in Control, and to ensure that no such Change in Control is carried out.

c)	Not to carry out any reduction in the Borrower’s share capital, and to ensure that the Borrower does not make any payment of dividends, interim dividends or share buy-back programs (and not to put to the vote of the competent management bodies of the Borrower any draft resolution on the distribution of dividends in favor of its shareholders).

d)	Not to carry out any reorganization transaction (including in the form of a merger, merger by absorption, demerger or partial asset contribution) having an impact upon the Borrower or upon any one of its Subsidiaries.

e)	Not to grant (and to ensure that no member of the Group neither grants nor permits to exist) security for any present or future debt (other than to allow the financing of an asset acquisition, when such security relates exclusively to the said asset and when it guarantees the payment or the financing thereof), or security for any guarantee undertaking concluded with or toward any entity whatsoever, present or future, for any mortgage, pledge, endorsement (or their equivalent under any legal regime other than French law) or other rights or guarantees of any kind whatsoever over all or part of its assets or income, present or future, or over the assets or income, present of future, of its Subsidiaries, without granting to the Banks the same security, of the same rank, or without conferring upon them any other type of security that the Banks shall deem to be an equivalent thereto, with the exception of the following securities that may be granted by Na Pali and its Subsidiaries:

(i)	any legal privilege arising in the ordinary course of the Group’s business and not further to a default or omission by a member of the Group;

(ii)	any security resulting from any retention right regarding an asset of any Group member in the normal course of its business, and not resulting from a default or omission by a member of the relevant Group member.
f)	To inform the Credit Agent immediately and in writing of the implementation by any creditor, notably by any financial institution, of any forfeiture of term or any prepayment event, with or without advance notice, in relation to any loan, credit or other financial assistance granted to the Borrower or to any member of the Group.

g)	To inform the Credit Agent immediately and in writing of any positive or negative undertakings (“to do” or “not to do”) made or to be made by a member of the Group to any financial institution, the non-performance or breach of which could result in the forfeiture of term of the prepayment of the obligation in relation to which such undertaking would have been made, and to allow the Banks to benefit, in the event of such an undertaking having been made, either from the same undertaking (if not already granted herein) or from equivalent rights or advantages satisfactory to such Banks;

h)	That no member of the Group shall incur any bank or other financial indebtedness of any kind whatsoever with any third parties, with Quiksilver, Inc. or with the latter’s Subsidiaries (including the members of the Group), except any borrowing pursuant to:
(i)	the Loan Facility;

(ii)	existing cash pooling agreement between Na Pali and its Subsidiaries;

(iii)	bank debt incurred by the Borrower’s Subsidiary in Poland, for a maximum amount of EUR1,000,000;

(iv)	bank debt incurred by the Borrower’s Subsidiary in the Czech Republic, for a maximum amount of EUR3,000,000;

(v)	the intra-group loans 7 shown in the detailed list (certified by a legal representative of the Borrower) delivered this day by the Borrower to the Credit Agent; and

(vi)	the factoring agreement executed with GE Factofrance by Na Pali and certain of its Subsidiaries.

i)	That no member of the Group shall grant nor consent any additional loan or advance (including intra-group loans or advances on current accounts) to third parties or to any one of the members of the group consisting of Quiksilver, Inc. and of its Subsidiaries (other than debt pursuant to the existing cash pooling agreement between Na Pali and its Subsidiaries and the intra-group loans described in Schedule 7)

j)	Not to carry and to ensure that none of its Subsidiaries carries out any asset acquisition or sale with the exception of any acquisition or sale of assets other than brands, real estate, shares, partnership interests and/or business interests, and subject to the said acquisitions or sales being executed in the normal course of business and on arm’s length terms.

k)	Not to take part in the creation of any joint venture and to ensure that its Subsidiaries do not take part in the creation of any joint venture.

l)	Not to make any payment of any kind whatsoever (including the payment of any royalties and management fees) or any reimbursement of any debt or borrowing whatsoever and of any kind that may be due to Quiksilver, Inc. or to one of the latter’s Subsidiaries.

m)	To ensure that none of its Subsidiaries make any payment of any kind whatsoever (including the payment of all royalties or management fees) or any reimbursement of any debt or borrowing whatsoever and of any kind that may be due to Quiksilver, Inc. or to any one of the latter’s Subsidiaries (other than members of the Group), other than payments arising in the normal course of business and on arm’s length terms.
(B)	For so long as the Borrower shall continue to be a debtor pursuant to the Agreement, Quiksilver, Inc. shall procure (within the meaning of Article 1120 of the [French] Civil Code) that QS Holdings Sàrl shall not grant any security of any kind over its assets (including over the trademarks held by the latter (including Quiksilver, Quiksilver & Mountain & Wave and Roxy)).”

Schedule C
Conditions Precedent
(a)	Delivery of a declaration signed by a legal representative of Pilot confirming that there has been no termination of any financing arrangement whatsoever (of any kind whatsoever, including the factoring agreement executed by Na Pali and certain of its Subsidiaries with GE Factofrance) granted to Pilot and its Subsidiaries, and confirming the preservation of, the short- or medium-term credit facilities listed in Schedule A for the maximum undertakings detailed in the said Schedule.

(b)	Delivery of a deed confirming and reiterating the guarantee granted by Quiksilver, Inc. in accordance with the terms and conditions of the Credit Facility in order to ensure the maintenance of the said guarantee, in connection with the extension granted pursuant to the terms and conditions of the Agreement.

(c)	Delivery of a declaration signed by a legal representative of Pilot confirming:
(i)	that no Prepayment Event has occurred and is continuing pursuant to the Credit Facility; and

(ii)	that no Material Adverse Event has occurred pursuant to the Credit Facility.
(d)	Payment (i) of all commissions owing pursuant to the paragraph (a) of Article 6 hereof and (ii) of the fees of the Banks’ legal advisers incurred as of the date of signature of the Extension Agreement (up to a maximum limit agreed in a separate letter) and any other amounts payable pursuant to paragraph (a) of Article 6 which have been notified by the Credit Agent to the Borrower.

(e)	Delivery of legal opinions by counsel to Pilot and Quiksilver, Inc. confirming (x) the capacity and authority of Pilot and Quiksilver, Inc. to sign the agreements herein, and that (y) the signature of the Extension Agreement and the provisions contained therein are not contrary to and do not violate the ABL Agreement and the Indenture dated July 22, 2005 governing the Senior Notes, among Quiksilver, Inc., the subsidiary Guarantors party thereto and Wilmington Trust Guarantor as Trustee.

(f)	Delivery of a copy certified exact by a legal representative of Pilot of the quarterly consolidated balance sheet relating to the companies within the European perimeter of the Quiksilver group as of January 31, 2009 (including a balance sheet and profit and loss account) provided to Quiksilver, Inc. for US GAAP consolidation purposes.

(g)	Delivery of a list, certified by a legal representative of Pilot, of the financial indebtedness of Pilot and Na Pali (authorizations and utilizations) as of February 28, 2009, including details of the type of undertakings (notably long-, medium- and short-term undertakings, undertakings made by signature (engagements de signature), letters of credit).

(h)	Delivery of a cash flow statement certified by a legal representative of Pilot for Pilot and its Subsidiaries as of February 28, 2009.

(i)	Delivery of a copy of the letter canceling the termination letter dated February 9, 2009, relating to the overdraft facility granted by Natixis to Na Pali.

(j)	Delivery of an undertaking by which Quiksilver, Inc. agrees, in the event of the sale of any of one or more of the principal businesses or brands of the Quiksilver group (including the Quiksilver, Roxy or DC Shoes business and/or brands), and regardless of the form of the sale, simultaneously with the said sale (and without regard as to the provisions of the preceding paragraph), to cause the repayment of (i) all amounts due under the ABL Agreement and (ii) the Credit Facility, and immediately after such repayments (or simultaneously with such repayments if the proceeds from such sale are sufficient), (x) to replace Na Pali in the EUR 35,600,000 cash collateral granted by Na Pali to JP Morgan and dated December 9, 2008, or (y) to contribute an equivalent amount in capital to Quiksilver Europa (in the form of an increase in the share capital of QS Holdings Sàrl), and to cause Quiksilver Europa to replace Na Pali in the EUR 35,600,000 cash collateral granted by Na Pali to JP Morgan and dated December 9, 2008.